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At the Company:

AVANA COMMUNICATIONS REACHES AGREEMENT WITH HOLCOMB

October 5, 2000

Grace Development, Inc. (OTC Bulletin Board: GCDV), doing business as Avana Communications, Inc., today announced that the Company has successfully concluded negotiations with Benjamin F. Holcomb, former Chairman and CEO of Avana, to resolve disputes arising out of his departure from the Company in June 2000.

Pursuant to the settlement, the Company has rescinded its prior action terminating Mr. Holcomb's employment for cause, and will hereafter deem Mr. Holcomb's departure to have been by mutual agreement of the parties. In turn, Mr. Holcomb is dismissing with prejudice his lawsuit against the Company and one of its directors. The remaining terms of the settlement are confidential. In management's view, the terms of the settlement with Mr. Holcomb will not have a material impact on the Company's operations or financial condition.

Jim Blanchard, Avana's President, said "I am very pleased that Mr. Holcomb and Avana could reach an agreement that was acceptable to both parties. Avana is entering a critical period of strategic positioning, and it will be important for us to be completely focused on the business issues that are before us."

Mr. Holcomb said "I believe that Avana and I have found a common ground that allows both of us to move forward with certainty that the events of the recent past have been resolved to our mutual satisfaction. I remain very interested in the success of Avana and wish the management and employees my best."

Avana Communications, Inc., headquartered in Georgia, is a next-generation, full-service integrated communications provider (ICP), serving businesses and consumers throughout the eastern United States. Through the convergence of voice, data, and the integration of products, services and intelligent bandwidth distribution and focus on the data-centric customer, Avana assumes the responsibility of all of the customer's complex two-way data and voice communications networks and services while delivering single-source, one-contact problem resolution and one-company reliability.